Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-231987, 333-186193, and 333-193066 on Form S-8 and No. 333-217847 on Form S-3 of our reports dated February 27, 2020, relating to the financial statements of Bright Horizons Family Solutions Inc. and subsidiaries and the effectiveness of Bright Horizons Family Solutions Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bright Horizons Family Solutions Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2020